UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2011

DRI Corporation
(Exact Name of Registrant as Specified in Charter)

North Carolina	000-28539	56-1362926
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
13760 Noel Road, Suite 830 Dallas, Texas (Address of Principal Executive Offices)	75240 (Zip Code)

Registrant’s telephone number, including area code: (214) 378-8992

Not Applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 8, 2011, DRI Corporation (the “Company”) received written notification from the NASDAQ Stock Market (“NASDAQ”) that the Company was granted a second 180-day grace period (the “Second Grace Period”) in which to achieve compliance with NASDAQ’s continued listing requirement under Listing Rule 5550(a)(2) (the “Bid Price Rule”).

On December 5, 2011, Company submitted a written request to NASDAQ for the Second Grace Period (the “Extension Request”) in which to achieve compliance under the Bid Price Rule. The Company stipulated in the Extension Request that it believed the deficiency could be corrected by the normal functioning of the stock market and operations of the Company. However, the Company also stipulated that, should the Company not meet the $1.00/share minimum for the Bid Price Rule during and prior to the end of the Second Grace Period, and if the Company does not voluntarily withdraw its listing on NASDAQ, then the Company would implement a reverse split in the Company’s Common Stock as required to achieve the $1.00/share benchmark (for at least 10 consecutive trading days) during and prior to the expiration of the Second Grace Period, which ends on June 4, 2012.

No assurances may be given that the Company will be successful in achieving the $1.00 per share minimum within the Second Grace Period provided by NASDAQ and as required by the Bid Price Rule.  If the Company’s efforts prove unsuccessful as of the Second Grace Period deadline of June 4, 2012, NASDAQ will provide the Company with written notification that our Common Stock will be subject to delisting from the NASDAQ Capital Market.  The Company would be afforded the opportunity to appeal the Delisting Notice determination to a NASDAQ Hearings Panel, but no assurances may be given regarding the outcome of such a hearing.

ITEM 7.01	Regulation FD Disclosure.

The Company incorporates by reference the information included in Item 3.01 and Item 9.01 of this Form 8-K.  This Form 8-K and the attached exhibit are furnished to, but not filed with, the U.S. Securities and Exchange Commission.

ITEM 9.01	Financial Statements and Exhibits.
(d)	Exhibits

	99.1	Press Release of DRI Corporation dated December 12, 2011.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	December 12, 2011
DRI CORPORATION

		By:	/s/ KATHLEEN B. OHER
KATHLEEN B. OHER
Vice President, Chief Financial Officer, Treasurer, and Secretary